Exhibit 10.19
Supplemental Retirement Plan
for Donald W. Bogus
(As Amended and Restated December 31, 2008)
In addition to the benefits accrued under The Lubrizol Corporation Pension Plan and Employees’ Profit Sharing and Savings Plan, and any accrued benefits under the associated excess plans, Lubrizol will also establish a supplemental retirement plan on behalf of Donald W. Bogus with the following terms and conditions:
1)	On Mr. Bogus’ first day of employment, and on each anniversary of that date thereafter, 500 phantom shares of Lubrizol stock will be credited to a supplemental retirement account on Mr. Bogus’ behalf. In addition, 500 phantom shares of Lubrizol stock will be credited to the supplemental retirement account on Mr. Bogus’ behalf on January 2, 2009, provided Mr. Bogus signs a General Release provided Lubrizol. Mr. Bogus will become vested in the benefits provided hereunder upon the earliest of the following events: his reaching age 55; his death; his becoming disabled and receiving a long-term disability benefit under Lubrizol’s long-term disability plan; or a Change in Control as defined below in Section 11.

2)	If Mr. Bogus works until age 65, over the 12 year period a total of 6,000 phantom shares would be credited to the account.

3)	Dividends on accumulated phantom shares will be posted throughout the year and will be used as the basis for purchasing additional phantom shares under the plan.

4)	In the event of a change in control, as defined in the Executive Employment Agreement, or at the time of Mr. Bogus’ death, Lubrizol would fully credit the account with the remaining balance of the 6,000 phantom shares.

5)	In the event of Mr. Bogus’ death, the account balances will be paid in a lump sum to his estate within 60 days after his death.

6)	In the event of Mr. Bogus’ separation from service, the account balances will be paid in a single lump-sum payment payable within 60 days after the later of six months following Mr. Bogus’ separation from service or the beginning of the calendar year following the calendar year in which Mr. Bogus separated from service.

7)	Phantom shares accumulated under the plan will be included when considering share ownership objectives under the Executive Council Ownership Guidelines.

8)	Amounts may be withheld at the time of distribution for tax purposes. Mr. Bogus, or his estate, may elect distribution in the form of shares or cash at the time of distribution for phantom shares that are attributable to deferrals prior April 1, 2004. For phantom shares that are attributable to deferrals on or after April 1, 2004, the distribution will be a cash amount equal to the number of phantom shares multiplied by the closing price per common share of The Lubrizol

Corporation on the New York Stock Exchange Composite Transactions Reporting System on the date of death or separation from service.
9)	As the shares are unregistered, certain restrictions on selling/trading may apply at the time of distribution.

10)	The Medicare tax on the increase in the value of the account year over year will be entered into Mr. Bogus’ pay on an annual basis.

11)	The term “Change in Control” means the occurrence of any of the following events:
(i) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
(ii) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.
(iii) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
(iv) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.